Exhibit 3.6
Effective As Of May 7,2003

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED BYLAWS OF
HEALTH CARE PROPERTY INVESTORS, INC.

                    The following sets forth a second amendment to the Second Amended and Restated Bylaws (the “Bylaws”) of Health Care Property Investors, Inc., a Maryland corporation, which amendment shall be effective as of May 7, 2003.

                    1.          The first sentence of Article III, Section 1 of the Bylaws shall be deleted and replaced with the following sentence:

“The number of directors shall be seven (7) until changed by amendment to this Section of the Bylaws duly adopted by the Board of Directors or stockholders.”